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                                                                    EXHIBIT 10.1


                                ROYALTY CONTRACT

      This contract ("Agreement") is made by and between PLANET POLYMER TECHNOLOGIES, INC., a California corporation ("Planet"), and RYER, INC., a California corporation ("Ryer") and is effective forthwith upon the execution hereof by the parties.

                                    RECITALS

      WHEREAS,

            A. Ryer has contracted to acquire all of the assets of RYER ENTERPRISES LLC, a Nevada limited liability company ("Ryer Enterprises"), and in connection therewith has agreed to accept an assignment of the rights and assumption of the duties of Ryer Enterprises under a certain Purchase, Sale and License Agreement with Planet, dated May 1, 2003 as amended pursuant to a First Amendment dated January 31, 2004 ("Purchase Agreement"), including but not limited to a Secured Promissory Note and Security Agreement executed concurrent therewith.

            B. PLANET is willing to accept Ryer as assignee of such Purchase Agreement and Ryer agrees to assume and discharge all of the obligations thereunder upon all of the following terms and conditions.

      WHEREFORE, in consideration of the mutual terms and conditions herein set forth, the parties agree as follows:

      1. Warranties of Planet. Planet warrants as follows:

            1.1. Planet is a corporation duly formed, existing and in good standing under the laws of the State of California and duly authorized by its board of directors to enter into and perform this Agreement and this Agreement is effective against and binding upon Planet.

            1.2. All of the obligations of Planet and to the best of Planet's knowledge all of the obligations of Ryer Enterprises under the Purchase Agreement, including the Secured Promissory Note and Security Agreement, have been fully performed to date and there are no claims asserted by either party against the other for any breach of said agreement and there are no unperformed obligations of either party thereunder.

            1.3. Planet is the owner of the intellectual rights, subject only to the exclusive license of Ryer Enterprises under the Purchase Agreement, which are set forth in Exhibit B to the Purchase Agreement.


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            1.4. Except as set forth in the Purchase Agreement, Planet has not assigned any of the intellectual rights to a third party.

            1.5. All of Planet's representations and warranties set forth in paragraph 7 and its subparts of the Purchase Agreement are true and correct as of the date they were made.

      2. Warranties of Ryer. Ryer warrants as follows:

            2.1. Ryer is a corporation duly formed, existing and in good standing under the laws of the State of California and duly authorized by its board of directors to enter into and perform this Agreement and this Agreement is effective against and binding upon Ryer.

            2.2. Ryer has full power and authority, together with all licenses, permits and certificates from public authorities as are necessary to own its properties and to conduct its business where the same is now located and being conducted, and has full power and authority to accomplish the transactions contemplated hereby and carry out the provisions hereof.

            2.3. No broker or finder has been retained by Ryer in connection with this transaction.

            2.4. As of the date hereof Ryer has unincumbered cash assets of approximately $400,000 and its financial condition is reasonably adequate to perform its obligations contemplated by this Agreement. Ryer shall have a net worth of not less than $400,000 at the closing.

      3. Final Payment under Purchase Agreement. The parties agree that Ryer shall pay to Planet and Planet shall accept from Ryer the cash sum of $161,000 as and for full satisfaction of all of the monetary obligations of the buyer under the Purchase Agreement, Secured Promissory Note and Security Agreement, other than the obligation to pay royalties as provided in paragraph 4, below. Such payment shall be made as follows:

            3.1. The transaction whereby Ryer is acquiring the assets of Ryer Enterprises is being handled through a Bulk Sale Escrow to be opened with New Century Title Escrow. The escrow holder shall be instructed to furnish Planet, through its attorney, a copy of the Bulk Sale Notice and Ryer shall submit a demand for $161,000 together with the following:

                  3.1.1. Duly executed releases in recordable form of all liens and encumbrances against any and all of the assets subject to the Purchase Agreement;

                  3.1.2. Duly executed assignments in recordable form of all of the Aquamim technology, patent and other intellectual rights listed on Exhibit B of the Purchase Agreement, assigning all of such rights to Ryer. All of Planet's obligations to maintain or defend the patents shall be terminated at that time.

                  3.1.3. An instruction that the escrow holder shall deliver such documents to


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      Ryer only when it holds for Planet's account the sum of $161,000 in unencumbered cash.

      4. Royalties payable from Ryer to Planet. All provisions as they relate to royalties in the Purchase Agreement shall be deemed null and void upon the execution hereof and the payment by Ryer of $161,000 cash to Planet, through escrow as described in 3.1 of this Agreement. Such provisions shall be replaced with the following provisions relating to the determination and payment of royalties.

            4.1. Royalties. During the 8-year term commencing June 1,2004 and ending May 31, 2012 (the "Term"), Ryer shall pay to Planet royalties ("Royalties") on feedstocks or sintered products manufactured and sold to third parties using the Aquamim water debind method or solvent debind Tungsten-Carbide technology (the "Products"). During the term, Royalties shall be payable on or before the 15th day of each month for Products sold by Ryer and for which Ryer received the purchase price (in whole or in part) from the third party buyer during the preceding calendar month. The obligation for the payment of Royalties shall terminate at the expiration of the Term, provided that payment shall be made on all pending orders from customers actually received by Ryer during the term. In the event that Ryer extends credit to a customer for a period longer than 45 days from the date of invoice, the royalty shall be due and payable on the entire invoice as if the purchase price was received 45 days after the date of invoice.

            4.2. Computation of Royalties. Royalties payable hereunder shall be computed as follows:

                  4.2.1. The Royalties on any Water De-bound Feedstock or Solvent De-bound Feedstock sold to a third party shall be computed by multiplying the total purchase price received by Ryer for the feedstock (excluding taxes, shipping, handling and similar charges not related to the actual manufactured price of the feedstock) by 6% (.06). The price of feedstock sold to Micromold, Inc., or any other affiliate of Ryer, shall be fair and not less than the price offered to unaffiliated third parties for like feedstock in like quantities.

                  4.2.2. The royalty on any Water De-bound Feedstock or Solvent De-bound Tungsten-Carbide Feedstock manufactured into a finished product and sold to a third party shall be computed by dividing the sintered shipped weight (as that term is defined in Section 4.2.2.1 of this Agreement) by 94% (.94) and then multiplying that sum by the lowest feedstock sales price offered to unaffiliated third parties for similar quantities and then multiplying that sum by 6% (.06), as follows:

     (Shipped Weight / .94) x Lowest Published Price x .06 =Royalty Payable

                  4.2.2.1. "Shipped weight" as used in this Agreement shall mean the weight of the actual product less packaging materials, pallets, bags, cans and/or similar materials used to package, transport or protect shipped products ("Shipped Weight").



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                  4.2.3. The Shipped Weight of any sintered Products shall be documented by the weighing of the Products and recordation on the invoice to the buyer by line item. This weight shall be used for the calculation set forth in
Section 4.2.2 of this Agreement.

                  4.2.4. Royalties payable by Ryer to Planet under Section 4.1 of this Agreement shall be based on Products sold, delivered, invoiced and paid for during the Term. Copies of the Invoices together with an accounting of outstanding invoices (whether or not paid), orders received for Product and in process and the payments received from the third party buyers thereon shall accompany each monthly payment of royalties.

                  4.2.5. Planet shall have the right to conduct a compliance audit at any time during the Term up to 60 days following its expiration. The records will be stored at Micromold, Inc., 2100 Iowa Avenue, Riverside, California 92507 (909) 684-7130 (or at such other place as may be designated in writing by Ryer) and written notice of audit shall be directed to Ryer's CFO (presently Brenda Michelsen) at least five work days in advance of the audit.

                  4.2.6. Royalties will be payable only on Products sold, delivered and paid for by the buyer. No Royalties shall be paid or payable on account of scrap, testing, samples, inventory shrink or loss of Product, or for Product sold but not paid for in whole or in part. The Royalty shall become payable only upon receipt by Ryer of the purchase price therefor. Notwithstanding the foregoing, where the customer is Micromold, Inc., the right to payment of the Royalty will accrue to Planet upon invoicing, whether or not payment has been made thereon, provided, however, that no royalty shall be payable on account of Ryer's reprocessing of green runners into pellets for Micromold, Inc.

      5. Confidential Information. Both parties shall maintain in confidence all proprietary information received or disclosed to the other in connection with this Agreement. Neither party shall disclose any proprietary information for its own use or for any other persons' benefit other than as is expressly permitted by this Agreement without the prior written consent of the owner of the proprietary information. Both parties shall abide by the reasonable confidentiality restrictions imposed by the other party from time to time for proprietary information.

      6. General provisions.

            6.1. Jurisdiction. Each party consents to the exclusive jurisdiction of the state and federal courts sitting in either San Diego or Riverside County, California in any action or claim arising out of or under this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in section 6.2 of this Agreement, and that when so made shall be as if served upon it personally within the State of California.

            6.2. Notices. All notices, requests, consents and other communications between the parties required or permitted under this Agreement shall be in writing and shall be personally



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delivered or mailed by using first-class, registered or certified mail, postage prepaid, to the following addresses or to such other address as the parties hereto may designate in writing, or by facsimile to the numbers set forth below.

                  Planet:     H. M. Busby
                              Planet Polymer Technologies, Inc.
                              9985 Business Park Avenue
                              San Diego, CA 92131

                  W/copy to:  Blanchard, Krasner & Flinch, P.C.
                              800 Silverado Street, 2nd Floor
                              La Jolla, CA 92037
                              Attn: Robert W. Blanchard

                  Ryer:       Ryer, Inc.
                              2100 Iowa Avenue
                              Riverside, CA 92507-2413
                              Attn: Robert D. Aust

                  W/copy to:  Stephen R. Smith
                              Law Offices of Stephen R. Smith
                              41877 Enterprise Circle North, Ste 220
                              Temecula, CA 92590

All such notices, requests, consents and other communications shall be deemed to be properly given if delivered personally, via facsimile or, if sent by mail, three business days after the same has been deposited with the U.S. Mail, addressed as above, postage prepaid.

            6.3. Counterparts. This Agreement may be executed in counterparts and all counterparts so executed shall constitute one agreement which shall be binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or same counterpart.

            6.4. Entire Agreement. This Agreement shall constitute the entire agreement of the parties and shall supersede all prior agreements, written or oral, concerning the subject matter hereof This Agreement was drafted through the joint efforts and participation of the parties and their attorneys, and shall be construed neither in favor of, nor against, either party hereto, but in accordance with the fair and reasonable meaning hereof. The parties further agree that this Agreement will be construed to effectuate the normal and reasonable expectations of a sophisticated buyer and seller.



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            6.5. Waivers and amendments. No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

            6.6. Attorneys' fees. Each party to this Agreement shall bear its own legal fees and any and all other expenses relating to the transactions contemplated in this Agreement. If any party institutes any arbitration, action or proceeding to enforce this Agreement or any provision hereof or for damages by reason of any alleged breach of this Agreement or of any provision hereof or for a declaration of rights hereunder, then the prevailing party in any such arbitration, action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

            6.7. Headings. The headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

            6.8. Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns. Either party may assign its rights under this Agreement only with the written consent of the other, which consent shall not be unreasonably withheld.

            6.9. Opportunity to Consult Counsel. Each party hereto acknowledges that it has had a sufficient opportunity to consult independent legal counsel and independent accountants concerning the provisions of this Agreement and entered into this Agreement intending to be legally bound. The parties hereto are relying solely upon the advice of their own independent counsel and accountants and are not relying in any manner or way on the advice or counsel of the other party's counsel, accountants, or other advisors.

            6.10. Time is of the Essence. All dates and times in this Agreement are of the essence.

            6.11. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

            6.12. Contingency. This Agreement is contingent upon the close of the New Century Title Escrow through which Ryer is acquiring the assets of Ryer Enterprises, on or before June 30, 2004. In the event the close does not occur within such period, then this contingency shall be satisfied if the said Escrow closes thereafter and before either party has given a written notice of termination of this Agreement to the other.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed



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as of the date first set forth above.

                                     PLANET POLYMER TECHNOLOGIES, INC., a
                                     California corporation,

                                     By: /s/ H. M. Busby
                                        ----------------------------------------
                                         H. M. Busby, President

                                     RYER, INC., a California Corporation

                                     By: /s/ Robert D. Aust
                                        ----------------------------------------
                                         Robert D. Aust, Chief Executive Officer



                                    GUARANTY

Micromold, Inc., a California corporation, does hereby guarantee to Planet the due and prompt performance of all of the obligations of Ryer, Inc. under the foregoing agreement. Pursuant to California Civil Code Section 2856, Micromold, Inc., as Guarantor, waives all rights and defenses that are or may become available to Guarantor by reason of California Civil Code Sections 2787 to 2855, inclusive, including without limitation, any rights or defenses arising out of an election of remedies by Planet, This Guaranty and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns. Either party may assign its rights and benefits under this Guaranty only upon the written approval of the other first had and received, which approval shall not be unreasonably withheld.

                                     MICROMOLD, INC., a California corporation



                                     By: /s/ Robert D. Aust
                                        ----------------------------------------
                                         Robert D. Aust, President